Exhibit 2.1

Fifth AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This amendment (this “Amendment”), dated as of September 8, 2023, by and between Athena Consumer Acquisition Corp., a Delaware corporation (“SPAC”), and Next.e.GO Mobile SE, a European company incorporated in Germany (the “Company”), to that certain Business Combination Agreement, dated as of July 28, 2022, by and among SPAC, the Company, Next.e.GO B.V., a Dutch private limited liability company, and Time is Now Merger Sub, Inc., a Delaware corporation, as amended by that certain First Amendment to Business Combination Agreement, dated as of September 29, 2022, that certain Second Amendment to Business Combination Agreement, dated as of June 29, 2023, that certain Third Amendment to Business Combination Agreement, dated as of July 18, 2023, and that certain Fourth Amendment to the Business Combination Agreement, dated as of August 25, 2023 (the “Agreement”). SPAC and the Company are collectively referred to herein as the “Amending Parties” and each individually as an “Amending Party.” Any term used in this Amendment without definition has the meaning set forth for such term in the Agreement.

RECITALS

WHEREAS, Section 12.10 of the Agreement provides that, prior to the Closing, the Agreement may be amended or modified upon a written agreement executed by SPAC and the Company; and

WHEREAS, the undersigned Amending Parties wish to amend the Agreement to reflect certain revisions as set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Amending Parties hereby agree as follows:

1. The Agreement is hereby amended as set forth below in this Section 1. Revisions to existing provisions of the Agreement are set forth, for ease of reference in this Amendment, with deleted text showing in ~~strikethrough~~ and new text shown in underlined boldface.

(a) The seventh Recital is hereby amended and restated to read as follows:

“WHEREAS, prior to the Merger (as defined below), the SPAC Public Warrant Agreement will be amended to permit the actions contemplated by Section 2.01(d) (the “SPAC Public Warrant Amendment”)~~provide that, immediately prior to the Merger, each outstanding SPAC Warrant (as defined below) shall be cancelled exchanged for 0.175 SPAC Class A Shares, which shall, as a consequence of the Merger, become part of the Surviving Company Common Stock (as defined below) and shall subsequently, as part of the TopCo-SPAC Business Combination (as defined below), be exchanged for TopCo Ordinary Shares (as defined below), on the terms and subject to the conditions set forth in this Agreement~~;”

(b) The tenth Recital is hereby amended and restated to read as follows:

“WHEREAS, following the Exchange, at the Effective Time, (i) Merger Sub will merge with and into SPAC (the “Merger”), with SPAC as the surviving company in the Merger (the “Surviving Company”) and, after giving effect to the Merger, the Surviving Company will be a wholly owned Subsidiary of TopCo, (ii) each issued and outstanding SPAC Class A Share will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (“Surviving Company Common Stock”), and, immediately thereafter, ~~and~~ (iii) each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share (defined below) and (iv) each issued and outstanding SPAC Warrant (as defined below) will be automatically cancelled and extinguished and exchanged for 0.175 TopCo Ordinary Shares, in each case, on the terms and subject to the conditions set forth in this Agreement;”

(c) Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Dutch Deeds of Issue” to read as follows:

“’Dutch Deeds of Issue’ means each deed governed by Dutch law in form and substance reasonably satisfactory to SPAC and the Company, pursuant to which TopCo will issue, as applicable, (a) TopCo Ordinary Shares to the relevant Company Shareholders and, if applicable, the Lenders in accordance with Section 2.01(a), (b) TopCo Ordinary Shares to the Exchange Agent, acting solely for the account and benefit of the Pre-Closing SPAC Holders and Pre-Closing SPAC Warrant Holders as of immediately prior to the Effective Time in accordance with Section 2.01(c)(ii) and Section 2.01(d), respectively, or (c) subject to vesting and forfeiture conditions specified in Section 2.01(f), the Earn-Out Shares to the relevant Company Shareholders.”

(d) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “Pre-Closing SPAC Holders” and “Privacy Laws”:

““Pre-Closing SPAC Warrant Holders” means the holders of SPAC Warrants as of immediately prior to the Effective Time.”

(e) Section 1.01 of the Agreement is hereby amended by deleting the definition “SPAC Warrant Exchange” in its entirety.

(f)   Section 1.01 of the Agreement is hereby amended by amending and restating the definition of “Transactions” to read as follows:

“’Transactions’ means the transactions contemplated by this Agreement and the other Transaction Documents, including the TopCo-SPAC Business Combination, the Exchange~~,~~ and the Conversion ~~and the SPAC Warrant Exchange~~.”

(g) Section 1.01 of the Agreement is hereby amended by inserting the following between the definitions of “Warrant Agreements” and “Warrant Holder Special Meeting”:

““Warrant Consideration” has the meaning specified in Section 2.01(d).”

(h) Section 2.01 of the Agreement is hereby amended by amending and restating Section 2.01(c)(i) to read as follows:

“(c) Merger.

(i)   On the terms and subject to the conditions set forth herein and in accordance with the DGCL, on the Closing Date and immediately after giving effect to the Change of Legal Form of TopCo as referred to in Section 2.01(b) ~~and the SPAC Warrant Exchange contemplated by Section 2.01(d)~~, SPAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, whereupon the separate existence of Merger Sub shall cease and SPAC shall continue as the Surviving Company and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL, and SPAC shall, upon the consummation of the transactions contemplated by Section 2.01(c)(v), continue as the Surviving Company as a direct, wholly-owned Subsidiary of TopCo. At the Closing, SPAC and Merger Sub shall file with the Delaware Secretary of State a certificate of merger substantially in the form attached to this Agreement as Exhibit G (the “Certificate of Merger”) in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the date and time the Certificate of Merger is accepted for filing by the Delaware Secretary of State or at such later date and time as may be mutually agreed by SPAC and Merger Sub and specified in the Certificate of Merger. The time at which the Merger actually becomes effective is referred to herein as the “Effective Time”

(i)   Section 2.01 of the Agreement is hereby amended by amending and restating Section 2.01(c)(ii) to read as follows:

“At the Effective Time, each SPAC Share (other than SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and extinguished and exchanged for the Merger Consideration, which Merger Consideration will be settled as follows: (A) at the Effective Time, each issued and outstanding SPAC Share (other than the SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) will be automatically cancelled and extinguished and exchanged for one share of Surviving Company Common Stock that is held in the accounts of the Exchange Agent, solely for the benefit of the holder of such SPAC Share as of immediately prior to the Effective Time; and (B) in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek) the Exchange Agent, acting solely for the benefit of the Pre-Closing SPAC Holders immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)), shall contribute and transfer on behalf of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) to TopCo, as a contribution in kind (inbreng op aandelen anders dan in geld) each of the shares of common stock of the Surviving Company that were issued to the Exchange Agent solely for the account and benefit of such Pre-Closing SPAC Holders, and, in consideration of this contribution in kind, TopCo shall issue (uitgeven) to the Exchange Agent for the account and benefit of such Pre-Closing SPAC Holders (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) one TopCo Ordinary Share in respect of each share of common stock in the Surviving Company so contributed, (such TopCo Ordinary Shares described in clause (B) of this Section 2.01(c)(ii), the “Merger Consideration”) (such issuance, together with the Merger and the actions contemplated by Section 2.01(d), the “TopCo-SPAC Business Combination”). From and after the Effective Time, the holder(s) of Certificates, if any, evidencing ownership of SPAC Shares or SPAC Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.”

(j)   Section 2.01 of the Agreement is hereby amended by amending and restating the first sentence of Section 2.01(d) to read as follows:

“(d) Treatment of SPAC Warrants in the Merger. At the Effective Time, each issued and outstanding SPAC Warrant as of immediately prior to the Effective Time, shall be automatically cancelled and extinguished and exchanged for 0.175 TopCo Ordinary Shares, with any fractional entitlement being rounded down (such TopCo Ordinary Shares, the “Warrant Consideration”).

(k) Section 2.01 of the Agreement is hereby amended by amending and restating the second sentence of Section 2.01(d) to read as follows:

“Prior to the Warrant Holder Special Meeting, SPAC shall use its reasonable best efforts to enter into (i) the maximum number of support agreements which are permitted by Law with holders of SPAC Public Warrants who each hold at least 5% or more of the SPAC Public Warrants, as permitted by applicable Law, in which such holders of SPAC Public Warrants shall agree to vote all of their SPAC Public Warrants in favor of the SPAC Warrant Amendment~~Exchange~~, and (ii) a support agreement with the Sponsor (the “Sponsor Warrant Support Agreement”) pursuant to which the Sponsor shall provide its written consent to the Merger~~SPAC Warrant Exchange~~ with respect to the treatment of the SPAC Private Placement Warrants as contemplated by this Section 2.01(d).”

(l)   Section 2.02(a) of the Agreement is hereby amended and restated as follows:

“Exchange Agent. (a) Prior to the Closing, TopCo and SPAC shall appoint the Exchange Agent to act on behalf of the Pre-Closing SPAC Holders as of immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)), and enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”) reasonably acceptable to TopCo and SPAC for the purpose of (i) effecting the contribution of the shares of common stock of the Surviving Company that were issued to the Exchange Agent, against the issuance of TopCo Ordinary Shares, each as contemplated by Section 2.01(c)(ii); ~~and~~ (ii) exchanging Certificates (if any) or uncertificated SPAC Shares of the Pre-Closing SPAC Holders as of immediately prior to the Effective Time (other than the Pre-Closing SPAC Holders holding SPAC Shares to be cancelled pursuant to Section 2.01(c)(iii)) for the TopCo Ordinary Shares issued to the Exchange Agent for the account and benefit of such Pre-Closing SPAC Holders pursuant to Section 2.01(c)(v); and (iii) exchanging the SPAC Warrants for the Warrant Consideration pursuant to Section 2.01(d).”

(m)  The last sentence of Section 2.02(b) of the Agreement is hereby amended by amending and restating the last sentence of Section 2.02(b) to read as follows:

“The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of SPAC Shares receiving any portion of the Merger Consideration; provided that, notwithstanding anything to the contrary in this Agreement, no holder of SPAC Warrants or holder of direct registered SPAC Shares that are held in the name of the Exchange Agent will be required to provide a Letter of Transmittal to the Exchange Agent in order to receive the portion of the Merger Consideration that such holder is entitled to receive pursuant to terms and conditions set forth in this Agreement.”

(n) Section 2.02(d) of the Agreement is hereby amended by amending and restating Section 2.02(d) to read as follows:

“(d) All TopCo Ordinary Shares delivered upon the surrender or cancellation of SPAC Shares or SPAC Warrants in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the securities represented by such SPAC Shares or SPAC Warrants and there shall be no further registration of transfers on the stock transfer books of SPAC of the SPAC Shares or the SPAC Warrants that were issued and outstanding immediately prior to the Effective Time. From and after the Effective Time, holders of SPAC Shares or SPAC Warrants shall cease to have any rights as stockholders or securityholders of SPAC, except as provided in this Agreement or by applicable Law.”

(o) Section 2.02(f) of the Agreement is hereby amended by amending and restating Section 2.02(f) to read as follows:

“(f) Any portion of the SPAC Exchange Fund that remains unclaimed by the holders of SPAC Shares or SPAC Warrants who were entitled to receive a portion of the SPAC Exchange Fund in accordance with Section 2.01(c)(v), Section 2.01(d) and this Section 2.02 12 months after the Effective Time shall be returned to TopCo for no consideration and any such holder of SPAC Shares or SPAC Warrants who has not received its portion of the SPAC Exchange Fund in accordance with Section 2.01(c)(v), Section 2.01(d) and this Section 2.02 prior to that time, shall thereafter look only to TopCo (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for the delivery of the TopCo Ordinary Shares to which they are entitled, subject to TopCo receiving a Letter of Transmittal (accompanied with all Certificates representing SPAC Shares of the holder of such SPAC Shares, to the extent such SPAC Shares are certificated (or an affidavit of loss in lieu thereof) other than in the case of holders of SPAC Warrants or direct registered SPAC Shares who shall not be required to provide a Letter of Transmittal) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by TopCo. Notwithstanding the foregoing, TopCo shall not be liable to any holder or former holder of SPAC Shares or SPAC Warrants for any amounts paid to any Governmental Authority pursuant to applicable abandoned property, escheat or similar Laws. Any TopCo Ordinary Shares remaining unclaimed by holders of SPAC Shares or SPAC Warrants 24 months after the Effective Time shall become, to the extent permitted by applicable Law, the property of TopCo free and clear of any claims or interest of any Person previously entitled thereto and TopCo. All TopCo Ordinary Shares deposited with the Exchange Agent pursuant to this Section 2.02 shall be referred to as the “SPAC Exchange Fund”.

2. Upon the execution and delivery hereof, the Agreement shall be deemed to be amended and/or restated as hereinabove set forth as fully and with the same effect as if the amendments and/or restatements made hereby were originally set forth in the Agreement, and this Amendment and the Agreement shall henceforth respectively be read, taken and construed as one and the same instrument, but such amendments and/or restatements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. Further, except as specifically waived hereby, the Agreement shall continue in full force and effect as written.

3. The terms of Article XII (Miscellaneous) of the Agreement shall apply to this Amendment mutatis mutandis, as applicable.

[Signatures on the following pages]

IN WITNESS WHEREOF, the Amending Parties have caused this Amendment to be duly executed as of the date set forth above.

ATHENA CONSUMER ACQUISITION CORP.

By:	/s/ Jane Park
Name:	Jane Park
Title:	Chief Executive Officer

[Signature Page to Fifth Amendment to Business Combination Agreement]

NEXT.E.GO MOBILE SE

By:	/s/ Eelco Van der Leij
Name:	Eelco Van der Leij
Title:	Chief Financial Officer

[Signature Page to Fifth Amendment to Business Combination Agreement]

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